Exhibit 21.1

List of Subsidiaries

The following companies are subsidiaries of the Company and are included in the consolidated financial statements of the Company:

NAME	Jurisdiction of Organization	Percentage of Voting Securities Owned
American Locker Security Systems, Inc. .	Delaware	100%
Canadian Locker Company, Ltd.	Dominion of Canada	100	%(1)
Security Manufacturing Corporation	Delaware	100%
Prosper Ally Limited	Hong Kong Special Administrative Region of the People’s Republic of China	100%

(1)	Owned by American Locker Security Systems, Inc.